EXHIBIT 99.1

Boyd Gaming Announces Redemption of 9¼% Senior Notes due 2009

Las Vegas, Nevada, June 30, 2005 — Boyd Gaming Corporation (NYSE: BYD) announced today that it has notified the trustee for its 9¼% Senior Notes due 2009 that on August 1, 2005 it will redeem, in full, all outstanding 9¼% Senior Notes due 2009. The redemption price will be $1,046.25 per $1,000.00 principal amount of notes plus interest accrued and unpaid to the redemption date. The redemption of the 9¼% Senior Notes due 2009 will be funded from borrowings under the Company’s credit facility.

A notice of redemption containing information required by the terms of the indenture governing the 9¼% Senior Notes due 2009 will be mailed to noteholders. The address of the paying agent for purposes of surrendering notes in connection with the redemption is:

By Mail: The Bank of New York P.O. Box 396 East Syracuse, NY 13057 Attention: Fiscal Agencies Dept./ Bond Redemption Unit	By Hand: The Bank of New York 111 Sanders Creek Parkway East Syracuse, NY 13057 Attention: Fiscal Agencies Dept./ Bond Redemption Unit

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s redemption of its 9¼% Senior Notes due 2009. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2004 on file with the Securities and Exchange Commission, and in its other current and periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 18 gaming entertainment properties, plus one under development, located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Source:	Boyd Gaming Corporation
Contact:	Financial – Ellis Landau, +1-702-792-7210, or Paul Chakmak, +1-702-792-7212;
Media – Rob Stillwell, +1-702-792-7353, robstillwell@boydgaming.com, all of Boyd Gaming Corporation.